Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P.O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES ANNOUNCES MANAGEMENT CHANGES

Omaha, Nebraska, August 12, 2015:

Werner Enterprises, Inc. (NASDAQ: WERN) announced the following management changes after its Board of Directors meeting yesterday.

C.L. Werner was elected Chairman and Gary Werner was elected Vice Chairman, after Gary stepped down as Chairman to spend more time with his family. Gary has dedicated his life to the company spending nearly 40 years in a variety of positions at Werner, including President, Vice Chairman and for the last four years, Chairman. Gary will continue with the company as Vice Chairman; Greg Werner will remain CEO and relinquished the position of Vice Chairman. C.L., Gary and Greg will continue to serve on the company’s Board of Directors.

C.L. Werner is excited to help the company in its continued quest to grow and overcome some of the industry headwinds, including the driver shortage which is one of the most pressing issues facing the trucking industry today. As founder and Werner’s first truck driver, he continues to be focused on making the company the best place for drivers to work as well as implementing new technology to enhance safety.

The Werner family as well as the Board of Directors fully support the new structure.

Werner Enterprises Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska with offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner’s Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially

Werner Enterprises, Inc. – Release of August 12, 2015
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from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.